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                                                                   Exhibit 99.3

                                                               PUBLIC RELATIONS

                                                                   MetLife, Inc.
                                                               One MetLife Plaza
                                                        27-01 Queens Plaza North
For Immediate Release News                            Long Island City, NY 11101


(METLIFE(R) LOGO)



     Contacts:      For Media:          John Calagna
                                        (212) 578-6252

                    For Investors:      Tracey Dedrick
                                        (212) 578-5140


      William J. Mullaney Named President of MetLife Institutional Business William D. Moore to Succeed Mullaney as President of MetLife Auto & Home



     NEW YORK, January 18, 2007 - MetLife, Inc. (NYSE: MET) announced today that William J. Mullaney has been named president of MetLife's Institutional Business segment. Mullaney succeeds Leland C. Launer, Jr., who has decided to leave MetLife to pursue other opportunities.

     Mullaney most recently served as president of MetLife Auto & Home, the company's $3 billion personal lines property & casualty subsidiary, that insures nearly 4 million autos and homes nationwide. Prior to joining Auto & Home, Mullaney spent 20 years in Institutional Business, and held a number of leadership positions, covering a full breadth of customer, product and services responsibilities. These included responsibility for MetLife's relationships with its largest institutional customers, leading MetLife's voluntary benefits business which delivers financial products and services to employees at the workplace, and managing claims and customer services operations. Mullaney has been with MetLife for over 24 years, joining the company in 1982.

     "Bill's proven leadership capabilities, and his in depth knowledge and experience with our group customers makes him the ideal person to lead our Institutional Business organization," said C. Robert Henrikson, chairman of the board, president and chief executive officer. "I am looking forward to working closely with Bill as we continue to grow this critical segment of our business and provide the best products and services possible to our customers. The workplace is increasingly becoming a place for individuals to find solutions to meet their financial needs, and MetLife is uniquely qualified to provide these critical benefits."

     Institutional Business, with 2005 revenues of approximately $19 billion, provides coverage to group customers in the United States, including 88 of the top one hundred FORTUNE 500(R) companies, and offers a broad range of benefit solutions. Today, MetLife is the number one provider of many group insurance and benefit offerings, including group life, group long-term care, group auto & home and institutional annuities.



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     William D. Moore, senior vice president, Eastern Zone, Individual Business, will succeed Mullaney as head of MetLife Auto & Home. In addition to heading up the Eastern Zone, Moore has more than 24 years of experience in the Auto & Home organization, including most recently being responsible for its property and casualty specialist organization, which includes over 2,000 producers and administrative staff. Moore joined MetLife Auto & Home in 1977 and has held a variety of senior leadership positions in sales and marketing.

     "I have known and worked with Bill for a number of years, and his experience in both sales and marketing, combined with his strong leadership ability will serve him well as he takes the helm at Auto & Home," said Henrikson.

     Mullaney will report to Henrikson and become a member of MetLife's executive group. Moore will report to Lisa M. Weber, president of Individual Business. Both appointments are effective immediately.

     MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

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